EXHIBIT 99.1

COLUMBIA BANCORP SELECTS JAMES P. RADICK

AS CHIEF FINANCIAL OFFICER

Columbia, MD (December 14, 2004) – Columbia Bancorp (NASDAQ:CBMD), parent company of The Columbia Bank, has selected James P. Radick as Executive Vice President and Chief Financial Officer. Mr. Radick also will serve as Executive Vice President and Chief Financial Officer of The Columbia Bank. He was formerly Senior Vice President, Finance of SunBank and its parent company, Sun Bancorp, Inc.

In his new position, Mr. Radick will assume day-to-day operations of the Company’s corporate finance, accounting, and SEC reporting functions. In addition, he will have direct responsibility for the Company’s asset/liability risk management process and the development and execution of strategic balance sheet initiatives. Mr. Radick’s responsibilities will also include Human Resources and Investor Relations.

Mr. Radick brings more than eighteen years of financial experience to Columbia Bancorp. Prior to joining Sun Bancorp, Inc., he was Senior Vice President and Chief Financial Officer of NSD Bancorp, Inc. Mr. Radick has also held management positions with NorthSide Bank and F.N.B. Corporation.

“Jim brings a strong balance of corporate finance and accounting experience,” stated John A. Scaldara, Jr., President and Chief Operating Officer of Columbia Bancorp. “He has excellent leadership skills, as well as successful experience within the financial services industry”, he added.

The Columbia Bank, headquartered in Columbia, Maryland, operates twenty-four banking offices throughout the Baltimore/Washington Corridor and provides a full range of financial services to consumers and businesses. Columbia Bancorp’s Common Stock is traded on the National Market tier of The Nasdaq Stock Market under the symbol “CBMD.”

For additional information

Contact:	John A. Scaldara, Jr.
The Columbia Bank
President and Chief Operating Officer
(410) 423-8000